Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

6 May 2024

Westpac completes CORE Integrated Plan

Westpac has today released the 12th and final Independent Reviewer report on its Customer Outcomes and Risk Excellence (CORE) program.

Promontory Australia's final report confirms the completion of Westpac's Integrated Plan to improve risk culture, governance and accountability, which was implemented through its CORE program.

The report notes Westpac's risk governance has "substantially improved".

Westpac is now focused on transition and sustaining the changes implemented under the Integrated Plan.

"The successful completion of the Integrated Plan is a critical milestone for Westpac," said Westpac Group CEO, Peter King.

"It has transformed our culture and the way we operate, with the uplift in risk management capability a foundation to running our business safely and sustainably.

"With the integrated plan complete, we are now focused on transition and staying the course to ensure we continuously improve our culture, governance and risk management," Mr King said.

Ends.

Promontory's reports are available here.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141